                                          This filing is made pursuant to Rule
                                          424(B)(3) under the Securities Act of
                                          1933 in connection with Registration
                                          No. 333-20007.



PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED FEBRUARY 14, 1997)


        $80,650,000 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2001


                        8,361,371 SHARES OF COMMON STOCK



                          FPA MEDICAL MANAGEMENT, INC.



     This Prospectus Supplement supplements information contained in that certain Prospectus dated February 14, 1997 (the "Prospectus") relating to the potential sale from time to time of up to $80,650,000 aggregate amount of the Debentures, of up to 3,107,900 shares of the Common Stock issuable upon conversion thereof by the Selling Securityholders and of up to 5,253,471 Individual Shares by the Selling Stockholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.



     The line item "Foundation Health Corporation(2) . . . 4,076,087, 16.4, 4,076,087, --," contained in the table set forth in the Prospectus under the caption "Selling Securityholders and Stockholders" shall be deleted in its entirety and replaced with the following:



                   SHARES BENEFICIALLY OWNED BEFORE OFFERING



                                                                                       SHARES
                                                             NUMBER      PERCENT      OFFERED
                                                           ----------    -------     ----------
    Foundation Health Corporation(2).....................   4,076,087      16.4       4,071,831
    Bruce Tarzy..........................................       2,148      *              2,148
    William Quesenberry..................................       2,148      *              2,148


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(2) Foundation Health Corporation received 4,076,087 shares of FPA common stock in connection with the acquisition by FPA of FHMS and Holding Company. See "Recent Developments." Foundation Health Corporation and FPA agreed pursuant to a Registration Rights Agreement dated as of November 29, 1996, that Foundation Health Corporation is entitled to a demand registration of such shares commencing March 31, 1997. In consideration for the inclusion of its FPA common stock in the Registration Statement of which this Prospectus is a part, Foundation Health Corporation has agreed to a lock-up of the 4,076,087 shares offered hereby until April 9, 1997.



     Unless otherwise noted, all information provided in this Prospectus Supplement is as of February 27, 1997.



          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 27, 1997.